Exhibit 99.1

Dyax Corp. Announces Second Quarter 2003 Financial Results

CAMBRIDGE, MA, July 30, 2003 – Dyax Corp. (Nasdaq: DYAX) today announced financial results for the second quarter ended June 30, 2003.

For the quarter ended June 30, 2003, the Company reported a net loss of $6,069,000 or $0.25 per share as compared to a net loss of $7,702,000 or $0.39 per share in the second quarter of 2002.  For the six months ended June 30, 2003, the Company reported a net loss of $12,448,000 or $0.55 per share, as compared to a net loss of $14,766,000 or $0.75 per share in the comparable six month period in 2002.  Dyax ended the second quarter of 2003 with $25,564,000 in cash and cash equivalents, exclusive of restricted cash, a decrease of approximately $2.6 million since December 31, 2002.

Revenue for the quarter ended June 30, 2003 decreased 21.1% to $8,382,000 as compared to $10,622,000 for the second quarter of 2002.  For the six months ended June 30, 2003, the Company reported revenues of $17,657,000 as compared to $19,508,000 for the comparable six month period in 2002, a decrease of 9.5%.  The decrease in revenues for the second quarter and first half of 2003, as compared with comparable periods of 2002, were due primarily to the timing, structure and mix of our discovery and development collaborations, as well as decreased product sales from Dyax’s wholly-owned separations subsidiary, Biotage, Inc.

Biopharmaceutical product development and license fee revenues for the second quarter of 2003 were $3,348,000, a decrease of 29.9% as compared to the second quarter of 2002.   This decrease was due primarily to lower revenue related to the delivery of drug manufactured for our collaboration with Debiopharm S.A., which on a quarter to quarter basis may vary substantially due to the timing of manufacturing activities.

Separations segment revenues for the second quarter of 2003 were $5,034,000, a decrease of 13.9% as compared to the second quarter of 2002.  This decrease in revenues for Biotage, Inc., was primarily due to a decrease in revenues in production scale non-core product lines related to the general downturn in pharmaceutical industry expenditures on capital equipment.  This decrease was partially offset by increases in sales of Biotage’s core consumables product lines and service revenue.

Research and development expenses for the second quarter of 2003 were $5,950,000, a decrease of 26.9% compared to the second quarter of 2002. The decrease resulted primarily from reduced employee costs, expense reimbursement from our collaboration with Genzyme for costs related to the hereditary angioedema (HAE) program, and reduced manufacturing expenses related to our product collaboration with Debiopharm S.A.

“Our second quarter was highlighted by Genzyme’s decision in June to exercise its option to acquire a 50% interest in the DX-88 clinical development program for the treatment of HAE. Genzyme has great experience and strength in orphan drug development and has demonstrated that significant and sustainable markets can be built for products that treat orphan indications.  We look forward to working with Genzyme on advancing DX-88 through pivotal clinical trials and potential U.S. and worldwide regulatory approval,” commented Henry E. Blair, Chairman, President and CEO of Dyax Corp.  “Overall, clinical trials programs are progressing well and on schedule. During the second half of the year, we look forward to initiating expanded trials – as well as announcing clinical milestones from current trials – for DX-88 in HAE and cardiothoracic surgery, and for DX-890 in cystic fibrosis,” concluded Mr. Blair.

Commenting on the second quarter of 2003, Stephen Galliker, EVP Finance and Administration, and Chief Financial Officer of Dyax Corp. said, “Our plan for the remainder of 2003 is to enter into additional discovery collaborations and continue to advance our clinical programs and selective internal discovery research programs.”  Mr. Galliker continued, “We reiterate our prior guidance that we do not expect our net cash used in operations plus capital expenditures to exceed $20 million for 2003. Based on our revenue performance year to date and our outlook for the rest of the year, we feel it is prudent to modify our revenue guidance for the full year. Due to recognition of Genzyme’s funding for the HAE program as a reduction in research and development expenses rather than as revenue, coupled with decreased revenues from Biotage, we now anticipate a modest revenue growth rate for the year 2003 as compared to 2002.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss first quarter 2003 financial results and company progress:

Date:	Wednesday, July 30, 2003

Time:

10:00 a.m. EST

Telephone Access:	Domestic callers, dial 1-800-838-4403

International callers, dial 1-973-317-5319
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through August 15, 2003 and can be accessed by dialing 1-800-428-6051. International callers should dial 973-709-2089.  The replay passcode I.D. for all callers is 301433.  The webcast will also remain on the Dyax website for an indefinite period of time.

Dyax Corp.

Dyax Corp. is a biopharmaceutical company principally focused on the discovery, development and commercialization of therapeutics for inflammatory conditions and in oncology.  Dyax currently has two product candidates in clinical development, DX-88 and DX-890.  DX-88 is being studied in phase II clinical trials for the treatment of hereditary angioedema in collaboration with Genzyme Corporation. Dyax is also studying DX-88 in a phase I/II clinical trial for use during cardiopulmonary bypass surgery. DX-890 is being studied in phase IIa clinical trials for the treatment of cystic fibrosis in collaboration with Debiopharm, S.A.  Dyax utilizes its proprietary phage display technology to rapidly identify a broad range of recombinant protein, peptide, and fully human monoclonal antibody compounds that bind with high affinity and specificity to targets of interest, with the objective of selecting those compounds with the greatest potential for advancement into clinical development.  The Company leverages broadly its core phage display technology through revenue generating licenses and collaborations in therapeutics and in non-core areas of affinity separations, diagnostic imaging, and research reagents. Through its subsidiary, Biotage, Inc., Dyax develops, manufactures and sells chromatography separations systems and products to pharmaceutical companies worldwide for drug discovery and purification.  For more information on Dyax Corp., please visit the Company’s website at www.dyax.com.

Dyax Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its revenues, results of operations, financial position, research and development expenditures and programs, clinical trials and collaborations. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors which may affect future revenues, operating results, financial position, research and development programs, clinical trials and collaborations include Dyax’s dependence on the expertise, effort, priorities and contractual obligations of its collaborators in the development, clinical trials, manufacture, marketing, sales and distribution of biopharmaceuticals developed by Dyax or its collaborators; the risk that biopharmaceuticals developed by Dyax or its collaborators may not show therapeutic effect or an acceptable safety profile in clinical trials or could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; Dyax’s ability to obtain and maintain intellectual property protection for its products and technologies; the development of technologies or products superior to its technologies or products; and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.  Biotage is a trademark of Biotage, Inc., a Dyax subsidiary.

- Financial tables follow -

DYAX CORP.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenue:
Product sales	$5,034,000	$5,845,000	$10,453,000	$10,827,000
Product development and license fee revenues	3,348,000	4,777,000	7,204,000	8,681,000
Total revenues	8,382,000	10,622,000	17,657,000	19,508,000

Operating expenses:
Cost of products sold	2,182,000	2,607,000	4,627,000	4,779,000
Research and development	6,783,000	8,139,000	14,249,000	15,729,000
less: Research and development expenses reimbursed by joint venture	(833,000)		(833,000)
Selling, general and administrative	5,959,000	7,462,000	11,380,000	13,624,000
Total operating expenses	14,091,000	18,208,000	29,423,000	34,132,000

Loss from operations	(5,709,000)	(7,586,000)	(11,766,000)	(14,624,000)
Other income (expense), net	(360,000)	(116,000)	(682,000)	(142,000)
Net loss	$(6,069,000)	$(7,702,000)	$(12,448,000)	$(14,766,000)

Basic and diluted net loss per share	$(0.25)	$(0.39)	$(0.55)	$(0.75)

Weighted average number of shares used in computing basic and diluted net loss per share	24,479,314	19,643,659	22,440,252	19,602,238

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	June 30, 2003	December 31, 2002

Cash and cash equivalents	$25,564,000	$28,199,000
Restricted cash	5,996,000	5,635,000
Working capital	14,539,000	17,692,000
Total assets	72,076,000	73,906,000
Stockholders’ equity	27,002,000	30,843,000

SOURCE: Dyax Corp.

Dyax Corp.

Stephen S. Galliker, 617-250-5733

ssg@dyax.com

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